Exhibit 99.1
CARRIER ACCESS REPORTS RESTATED FINANCIAL RESULTS
FOR FISCAL YEARS 2003 AND 2004
And Announces Anticipated Second Quarter 2005 Results
BOULDER, Colo., —(Market Wire)—August 2, 2005 — Carrier Access Corporation (NASDAQ: CACSE), a manufacturer of broadband communications equipment, today reported restated financial results for the fiscal years ended December 31, 2003 and 2004. Carrier Access has restated its consolidated financial results for the fiscal years 2003 and 2004 and all the interim periods for these years in its amended annual report on Form 10-K/A filed with the Securities and Exchange Commission (SEC) on August 2, 2005.
Carrier Access will hold a conference call to review its restated financial results at 4:30 pm Eastern time, Tuesday, August 2, 2005.
Carrier Access is in the process of diligently completing its quarterly reports on Form 10-Q for the first and second quarters of 2005. Carrier Access expects to file its quarterly reports on Form 10-Q for the first and second quarters of 2005 with the SEC on or before September 2, 2005. Accordingly, the Company sought an exception from the NASDAQ Listing Qualifications Panel for additional time to regain compliance with the NASDAQ listing requirements and was recently notified that it was granted an exception provided that it files its amended annual report on Form 10-K/A on or before August 2, 2005, and its quarterly reports on Form 10-Q for the first and second quarters of 2005 by September 2, 2005. There can be no assurance that the Panel will grant any additional exception or that we will be able to file the quarterly reports on Form 10-Q by September 2, 2005.
“Today we reported our restated financial results for fiscal years 2003 and 2004 and related interim periods. The completion of this restatement is a key step in the update of current financial filings,” said Roger Koenig, chief executive officer and chairman. “Despite the significant energy devoted to our recent financial review, our overall business and customer commitments have not been affected. We have announced new customers, and extended our industry-leading solutions further into radio access networks and converged IP access markets. We have also taken actions to strengthen our internal controls, processes and infrastructure. We are excited about the market opportunities for radio access networks and converged IP access and are confident in our ability to play a leadership role.”
Restated revenues for fiscal year 2003 were $62.5 million compared with $50.2 million for fiscal year 2002. Restated revenues for fiscal year 2004 were $95.5 million compared with $62.5 million (restated) for fiscal year 2003. Restated net income for fiscal year 2003 was $1.5 million, or $0.06 per share, compared with a net loss for fiscal year 2002 of $52.7 million, or $(2.13) per share. Restated net loss for fiscal year 2004 was $1.8 million, or $(0.05) per share, compared with net income (restated) for fiscal 2003 of $1.5 million, or $0.06 per share.
Restatement of Consolidated Financial Statements
As a result of the financial review, Carrier Access has restated its consolidated financial results for fiscal years 2003 and 2004 and all the interim periods in 2003 and 2004 as embodied in its amended annual report on Form 10-K/A. The restatements include a number of adjustments, the largest of which relate to revenue, cost of sales, accounts receivable, and inventory reserves. The restatement is primarily related to revenue recognition issues, specifically title transfer, continuous assessment of probability of collection on certain transactions, and inventory valuation. Adjustments that result in a reduction of revenue in 2003 and 2004 have been or are expected to be recognized in subsequent periods in 2004 and 2005. Adjustments to inventory are primarily to increase reserve levels previously reported. The restatement had no effect on the Company’s cash flows from operations.

An overview of adjustments by period is as follows:
•	2004 — Restated revenues were $95.5 million compared with $101.4 million as originally reported. Restated net inventory as of December 31, 2004 was $32.0 million compared with $29.7 million as originally reported. Restated net loss was $1.8 million, or $(0.05) per share, compared with net income of $0.9 million, or $0.03 per share, as originally reported.
•	2003 — Restated revenues for fiscal 2003 were $62.5 million compared with $62.6 million as originally reported. Restated net income was $1.5 million, or $0.06 per share, compared with $2.5 million, or $0.09 per share, as originally reported.
Carrier Access’ restated 2003 and 2004 annual financial statements are included in its amended annual report on Form 10-K/A filed today with the SEC. Investors are encouraged to read this filing for a more complete description of the financial restatement.
Fiscal 2005 First and Second Quarter Results
Carrier Access also announced today that it expects its fiscal 2005 second quarter revenues to be in the range of $18.5 million to $19.5 million. Preliminary second quarter revenues include approximately $1.5 million in revenue that was previously reported in the fourth quarter of 2004. The Company anticipates a net loss for the second quarter in the range of $0.04 to $0.06 per share. In addition the Company expects that previously announced revenue for the first quarter of 2005 will increase by approximately $3 million to include revenue that was previously reported in fourth quarter of 2004, resulting in reported revenue of between $14 to15 million, and net loss of between $0.12 to $0.14 per share.
These preliminary first and second quarter 2005 results are based on management’s initial analysis of first and second quarter 2005 operating results. These preliminary results are unaudited and are subject to modification. The Company will provide additional financial and operating details for the first and second quarters of 2005 in a conference call to be scheduled on or before September 2, 2005.
Conference Call and Webcast Information
Carrier Access Corporation (NASDAQ: CACSE) will host a conference call on Tuesday, August 2, 2005 at 4:30 p.m. EDT to discuss its preliminary second quarter 2005 financial results, and to provide an update on its restatement of prior period financial statements and NASDAQ listing status.
This call is open to the public. Domestic and international participants should dial 212-287-1820 at least fifteen minutes prior to the scheduled start time and reference Carrier Access.
The audio webcast will be available for replay until August 2, 2006. To access the audio webcast or replay, please go to the Carrier Access Investor Relations page at http://ir.carrieraccess.com/phoenix.zhtml?c=101785&p=irol-calendar.
About Carrier Access Corporation
Carrier Access (NASDAQ: CACSE) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.
This release contains forward-looking statements regarding our expected revenues and earnings for the first and second quarters of fiscal 2005. These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial analysis and the final completed analysis of such operating results. In addition, it is possible that we may not complete and file our Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005 on or before September 2, 2005. Readers are referred to the “Risk Factors” section of Carrier Access’ Annual Report on Form 10-K/A, dated August 2, 2005 and filed with the SEC, which identifies important risk factors that could cause actual results to differ from those currently expected by management or contained in any forward-looking statements. Risk factors include, among others, uncertainties regarding probability of collection, the timing of the Company’s completion of its first and second quarter 2005 quarterly reports, risks as to subsequent adjustments to preliminary estimates for the first and second quarter 2005 financial results, issues encountered in the completion of the first and second quarter 2005 quarterly reviews, the continued adverse effect of developments in the telecommunications industry, Carrier Access’ ability to grow its customer base, dependence on new product offerings, market acceptance of its products, competition from large incumbent vendors, rapid technological and market change and manufacturing and sourcing risks. In addition, any forward-looking statements represent Carrier Access’ views only as of today and should not be relied upon as representing Carrier Access’ views as of any subsequent date. While Carrier Access may elect to update forward-looking statements at some point, Carrier Access specifically disclaims any obligation to do so.
Contact:
Audra Bailey
Carrier Access
303-218-5455
Contact via http://www.marketwire.com/mw/emailprcntct?id=01676C5A0951EDD7

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except per share amounts)

	December 31,
	2003	2004
	(In thousands)
	As restated	As restated
ASSETS
Current assets:
Cash and cash equivalents	$17,207	$70,928
Marketable securities available for sale	19,335	37,755
Accounts receivable, net	18,249	11,949
Income tax receivable	83	161
Deferred income taxes	830	363
Inventory, net	25,273	32,009
Prepaid expenses and other	4,625	4,513

Total current assets	85,602	157,678
Property and equipment, net	7,012	12,239
Goodwill	6,748	7,588
Intangibles, net	7,692	6,412
Other assets	372	218

Total assets	$107,426	184,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,862	11,246
Accrued compensation payable	2,905	2,917
Accrued restructuring	536	260
Deferred rent	912	189
Other accrued liabilities	933	1,019

Total current liabilities	18,148	15,631
Deferred income taxes	830	363

Total liabilities	18,978	15,994

Stockholders’ equity:
Preferred stock,	—	—
Common stock,	27	34
Additional paid-in capital	106,571	188,147
Deferred stock compensation	(12)	—
Accumulated deficit	(18,131)	(19,910)
Accumulated other comprehensive income (loss)	(7)	(130)

Total stockholders’ equity	88,448	168,141

Commitments and contingencies
Total liabilities and stockholders’ equity	$107,426	$184,135

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2004
	As restated	As restated
Revenue, net of allowances for sales returns	$62,472	$95,493
Cost of sales	36,086	55,381

Gross profit	26,386	40,112

Operating expenses:
Sales and marketing	11,776	15,963
Research and development	11,001	18,194
General and administrative	5,362	7,198
Goodwill and intangible asset amortization	262	1,268
Asset impairment charges	—	—
Restructuring charge	—	218
Settlement expenses	—	2,138
Bad debt expense (recovery)	(3,085)	(289)

Total operating expenses	25,316	44,690

Income (loss) from operations	1,070	(4,578)
Interest income	353	1,652
Other income (expense), net	—	1,135

Income (loss) before income taxes	1,423	(1,791)
Income taxes (benefit)	(89)	(12)

Net income (loss)	$1,512	$(1,779)

Income (loss) per share:
Basic	$0.06	$(0.05)
Diluted	$0.06	$(0.05)
Weighted average common shares outstanding:
Basic	24,815	32,546
Diluted	26,545	32,546

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands, except per share amounts)

	Year end December 31,
	2003	2004
	As restated	As restated
Cash flows from operating activities:
Net income (loss)	$1,512	$(1,779)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization expense	4,062	4,547
Provisions for (recoveries of) doubtful accounts	(3,085)	(289)
Provisions for (recoveries of) inventory obsolescence	1,112	1,152
Asset impairment charges	—	—
Stock-based compensation	77	5
Deferred income tax expense (benefit)	—	—
Gain on sale of asset		(143)
Tax benefit relating to exercise of stock options	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,681)	6,589
Income tax receivable	6,906	(78)
Inventory	1,500	(7,888)
Prepaid expenses and other	(3,370)	228
Accounts payable	5,540	(1,772)
Accrued compensation payable	777	(672)
Accrued restructuring	(1,050)	(276)
Other liabilities	338	317

Net cash provided (used) by operating activities	9,638	(59)

Cash flows from investing activities:
Purchase of equipment and real property	(770)	(9,285)
Proceeds from the sale of property	—	368
Purchase of marketable securities	(18,617)	(53,318)
Sales of marketable securities available for sale	10,091	34,775
Net cash acquired (paid) in the purchase of Paragon	364	(350)

Net cash used by investing activities	(8,932)	(27,810)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,601	3,211
Proceeds from stock offering	—	83,606
Stock issuance costs	—	(5,227)

Net cash provided by financing activities	1,601	81,590

Net increase (decrease) in cash and cash equivalents	2,307	53,721
Cash and cash equivalents at beginning of year	14,900	17,207

Cash and cash equivalents at end of year	$17,207	$70,928

Supplemental disclosure of cash flow information and investing and financing activities:
Common stock issued for acquisition	$19,163	$—

Accounts Receivable in exchange for notes receivable	$—	$—

Cash paid (received) for income taxes	$(6,995)	$50